UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K
                               CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
       Date of Report (Date of earliest event reported) April 11, 1997

                       CENTURY TELEPHONE ENTERPRISES, INC.
            (Exact name of Registrant as specified in its charter)

    Louisiana                      1-7784                       72-0651161
 (State or other              (Commission file                (IRS Employer
 jurisdiction of                   number)                 Identification No.)
 incorporation)

 100 Century Park Drive, Monroe, Louisiana                         71203
 (Address of principal executive offices)                       (Zip Code)

    Registrant's telephone number, including area code - (318)388-9500

Item 5.  Other Events

     The following press release was issued by Century Telephone Enterprises, Inc. on April 11, 1997:

                      CENTURY TELEPHONE ENTERPRISES, INC.
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                      FOR MORE INFORMATION CONTACT:
April 11, 1997                             Media - Patricia Cameron
                                                   (318) 388-9674
                                                   pcameron@iamerica.net
                                           Investors - Jeffrey S. Glover
                                                       (318) 388-9648
                                                       jglover@iamerica.net

CENTURY SIGNS LETTER OF INTENT TO ACQUIRE CELLULAR PROPERTIES/PCS LICENSES; SIGNIFICANTLY EXPANDS MIDWEST WIRELESS CLUSTER

     Monroe, LA. . . . Century Telephone Enterprises, Inc. (NYSE Symbol: CTL)
today signed a letter of intent with Pacific Telecom, Inc. (PTI) whereby Century will acquire ownership of approximately 1.7 million cellular pops (the portion of the population of the service areas based on ownership interest) primarily in Wisconsin and Michigan, and approximately three million PCS (personal communications services) pops primarily in Wisconsin, Michigan and Minnesota.

     PTI will receive from Century $164.4 million in cash and more than 18,000 telephone access lines in Arizona, Colorado, Idaho and New Mexico. Assuming a July 1, 1997 closing, Century expects earnings per share dilution of approximately $.03 to $.05 in the second half of 1997 and expects the acquisition to contribute to earnings by 1999. The dilution will result primarily from the amortization of goodwill.

     Consummation of the transaction is subject to (i) the execution of a definitive agreement approved by both parties' boards, (ii) the satisfactory completion of negotiations concerning the existence, if any, of rights of first refusal regarding the transaction, (iii) receipt by PTI of a favorable tax ruling, (iv) receipt of various regulatory approvals, (v) the satisfactory completion of due diligence and (vi) other customary closing conditions. Century anticipates completing the transaction in the third quarter of 1997.

     "The acquisition of these wireless markets is Century's largest acquisition to date and a major step in the execution of our geographic clustering and service bundling strategies," Glen F. Post, III, Century's President and Chief Executive Officer, said. "These are strategic markets which add significant value to our existing properties in the Midwest; the price is attractive; and the transaction provides Century additional markets in which to provide wireless, long distance, Internet and other communications services."

CELLULAR OWNERSHIP

     Upon completion of the transaction, Century expects to gain nearly 1.7 million cellular pops, increasing its cellular ownership by 21 percent to almost
9.7 million pops. Century will operate eight additional cellular markets serving more than 90,000 cellular subscribers as a result of the transaction.

     The operated cellular markets in Wisconsin include Appleton/Oshkosh/Neenah, Eau Claire, and rural service areas (RSAs) #1, #2, #6 and #7. Century will also acquire and operate Michigan RSAs #1 and #2. Minority cellular ownership interests to be acquired include more than 335,000 pops in Milwaukee and approximately 323,000 pops in other markets in Wisconsin, Oregon, South Dakota and Washington.

PCS LICENSES

     The PCS licenses for 10 Mhz of spectrum encompass approximately three million pops, including six Michigan Basic Trading Areas (BTAs), 11 Wisconsin BTAs, three Minnesota BTAs and one Iowa BTA. This represents an 80 percent increase in Century's PCS ownership to more than 7.1 million pops.

SUMMARY

    "Although we are exchanging some of our western telephone properties, they are in states where Century has no significant wireless presence and fewer bundling opportunities," Post said. "These cellular properties will increase the size of our Midwest cellular operations by more than 40 percent. We are focused on strengthening Century's market position and enhancing our ability to offer a full array of communications services in all of our markets."

     Century currently operates cellular markets which served more than 400,000 customers as of December 31, 1996 in six states, including Wisconsin and Michigan. Century also owns PCS licenses in Michigan and Mississippi.

     Pacific Telecom, Inc. (PTI), a wholly owned subsidiary of PacifiCorp (NYSE:
Symbol PPW), provides telecommunications services to rural and suburban customers in ten Western and Midwestern states and Alaska. Upon completion of all pending transactions, PTI will provide service to approximately 660,000 access lines, making PTI the 15th largest local exchange telephone company, based on access lines in the United States.

     Century Telephone Enterprises, Inc. provides a range of communications services including local exchange, wireless, long distance and Internet access to more than one million customers in 14 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. Century is the 16th largest local exchange telephone company, based on access lines, and the 12th largest cellular company, based on population equivalents owned, in the United States.

     Visit Century's corporate website at www.centurytel.com. ###

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  CENTURY TELEPHONE ENTERPRISES, INC.


                                  By: /s/ Murray H. Greer
                                      ---------------------
                                          Murray H. Greer
                                          Controller

Date:  April 15, 1997